UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 15, 2012
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MCG Capital Corporation
(Exact Name of Registrant as Specified in Charter)
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Delaware	0-33377	54-1889518
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Wilson Boulevard, Suite 3000, Arlington, VA	22209
(Address of Principal Executive Offices)	(Zip Code)
(703) 247-7500
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.
On May 15, 2012, MCG Capital Corporation, a Delaware corporation (the “Company”), paid in full the Company's warehouse financing facility funded through SunTrust Bank (the “SunTrust Warehouse”), and terminated that certain Amended and Restated Sale and Servicing Agreement (as amended, modified, waived, supplemented or restated from time to time, the “Sale and Servicing Agreement”), dated as of February 26, 2009, by and among MCG Commercial Loan Funding Trust (the “Trust”), as the seller, the Company, as the originator and as the servicer, the various purchasers (including Three Pillars Funding LLC) and purchaser agents from time to time party thereto, SunTrust Robinson Humphrey, Inc., as the administrative agent, and Wells Fargo Bank, National Association (“Wells Fargo”), as the backup servicer and as the trustee.

The SunTrust Warehouse was secured primarily by the assets of the Trust, including commercial loans that the Company sold to the Trust. Such loans were required to meet certain requirements, such as term, average life, investment rating, and agency rating, as well as certain requirements related to portfolio performance, including required minimum portfolio yield and limitations on delinquencies and charge-offs. In connection with an amendment to the SunTrust Warehouse dated January 17, 2012, the final legal maturity of the SunTrust Warehouse was accelerated to January 17, 2014 and the outstanding loan balance was reduced from $55.8 million at December 31, 2011 to $35.2 million at March 31, 2012. On May 15, 2012, the Company repaid the remaining $34.5 million balance of the SunTrust Warehouse and recognized approximately $831,000 of accelerated deferred financing fees.

All custodial property previously subject to the SunTrust Warehouse will continue to be held by Wells Fargo for the account of the Company in accordance with the terms of the custody agreement by and between the Company and Wells Fargo.

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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCG CAPITAL CORPORATION
Date: May 16, 2012	By:	/s/ Keith Kennedy
Keith Kennedy Chief Financial Officer